Exhibit 4.2

Floating Rate Senior Secured Notes due 2014

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OR TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUIRED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY OR SUCH OTHER REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY) ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF CEDE & CO. OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE.

1

RYERSON INC.

FLOATING RATE SENIOR SECURED NOTE DUE 2014

No. 001	CUSIP: 78375P AK3
ISIN: US78375PAK30

Ryerson Inc. promises to pay to Cede & Co. or registered assigns, the principal sum of ONE HUNDRED ONE MILLION EIGHT HUNDRED SEVENTY-SIX THOUSAND Dollars $101,876,000 on November 1, 2014.

Interest Payment Dates: February 1, May 1, August 1 and November 1, beginning February 1, 2008.

Record Dates: January 15, April 15, July 15 and October 15.

Reference is made to further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefits under this Indenture referred to on the reverse hereof or be valid or obligatory for any purpose.

2

RYERSON INC.

By:	/s/ Terence R. Rogers
Name: Terence R. Rogers Title: Chief Financial Officer

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Floating Rate Senior Secured Notes

referred to in the within-mentioned Indenture:

Dated: April 9, 2009

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Lynn M. Steiner
Authorized Signatory

(Reverse of Floating Rate Senior Secured Note)

Floating Rate Senior Secured Notes due 2014

RYERSON INC.

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1) Interest.

(a) Ryerson Inc., a Delaware corporation, or its successor (together, “Ryerson” or the “Company”), promises to pay interest on the principal amount of this Note (“Floating Rate Senior Secured Note” and, together with the Fixed Rate Notes, the “Notes”) at a rate per annum, reset quarterly, equal to LIBOR plus 7.375%, as determined by the Calculation Agent. Ryerson will pay interest in United States dollars (except as otherwise provided herein) quarterly in arrears on each February 1, May 1, August 1 and November 1, commencing on February 1, 2008 or if any such day is not a Business Day, on the next succeeding Business Day (each an “Interest Payment Date”). Interest on the Floating Rate Senior Secured Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including October 19, 2007; provided that if there is no existing Default or Event of Default in the payment of interest, and if this Floating Rate Senior Secured Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date (but after October 19, 2007), interest shall accrue from such next succeeding Interest Payment Date, except in the case of the original issuance of Floating Rate Senior Secured Notes, in which case interest shall accrue from the date of authentication. Rhombus shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to 1% per annum in excess of the then applicable interest rate on the Floating Rate Senior Secured Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful. Interest shall be computed by dividing the interest rate in effect hereunder for each day by 360 and multiplying the result by the principal amount of the Floating Rate Senior Secured Notes (such product, the “Daily Interest Amount” for such day). The amount of interest to be paid on the Floating Rate Senior Secured Notes for each Interest Period will be calculated by adding the Daily Interest Amounts for each day in the Interest Period. The interest rate on the Notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application.

(b) Registration Rights Agreement. The Holder of this Note is entitled to the benefits of a Registration Rights Agreement, dated as of October 19, 2007, among Rhombus Merger Corporation (subsequently merged with and into Ryerson, “Rhombus”), the Guarantors party thereto and the Initial Purchasers.

For purposes of this Section 1, the following terms shall have the meanings indicated below:

“Bloomberg Page BBAMI” means the display designated as “Page BBAMI” on the Bloomberg service (or any successor service or such other page as may replace Page BBAMI on that service or any successor service).

“Determination Date” with respect to an Interest Period, will be the second London Banking Day preceding the first day of the Interest Period.

“Interest Period” means the period commencing on and including an interest payment date and ending on and including the day immediately preceding the next succeeding interest payment date, with the exception that the first Interest Period shall commence on and include the Issue Date and end on and include January 31, 2008.

“LIBOR,” with respect to an Interest Period, will be the rate (expressed as a percentage per annum) for deposits in United States dollars for a three-month period beginning on the second London Banking Day after the Determination Date that appears on Bloomberg Page BBAMI as of 11:00 a.m., London time, on the Determination Date. If Bloomberg Page BBAMI does not include such a rate or is unavailable on a Determination Date, the Calculation Agent will request the principal London office of each of four major banks in the London interbank market, as selected by the Company, to provide such bank’s offered quotation (expressed as a percentage per annum), as of approximately 11:00 a.m., London time, on such Determination Date, to prime banks in the London interbank market for deposits in a Representative Amount in United States dollars for a three-month period beginning on the second London Banking Day after the Determination Date. If at least two such offered quotations are so provided, LIBOR for the Interest Period will be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, the Calculation Agent will request each of three major banks in New York City, as selected by the Company, to provide such bank’s rate (expressed as a percentage per annum), as of approximately 11:00 a.m., New York City time, on such Determination Date, for loans in a Representative Amount in United States dollars to leading European banks for a three-month period beginning on the second London Banking Day after the Determination Date. If at least two such rates are so provided, LIBOR for the Interest Period will be the arithmetic mean of such rates. If fewer than two such rates are so provided, then LIBOR for the Interest Period will be LIBOR in effect with respect to the immediately preceding Interest Period.

“London Banking Day” is any day in which dealings in United States dollars are transacted or, with respect to any future date, are expected to be transacted in the London interbank market.

“Representative Amount” means U.S. $1,000,000.

The amount of interest for each day that the Notes are outstanding (the “Daily Interest Amount”) will be calculated by dividing the interest rate in effect for such day by 360 and multiplying the result by the principal amount of the Floating Rate Senior Secured Notes. The amount of interest to be paid on the Floating Rate Senior Secured Notes for each Interest Period will be calculated by adding the Daily Interest Amounts for each day in the Interest Period.

All percentages resulting from any of the above calculations will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point being rounded upwards (e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655)) and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards).

The interest rate on the Floating Rate Senior Secured Notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application.

The Calculation Agent will, upon the request of the Holder of any Floating Rate Senior Secured Note, provide the interest rate then in effect with respect to the Notes. All calculations made by the Calculation Agent in the absence of manifest error will be conclusive for all purposes and binding on the Company and the Holders of the Floating Rate Senior Secured Notes.

(2) Method of Payment. Ryerson will pay interest on the Floating Rate Senior Secured Notes (except defaulted interest) on the applicable Interest Payment Date to the Persons who are registered Holders of Floating Rate Senior Secured Notes at the close of business on January 15, April 15, July 15 and October 15 preceding the Interest Payment Date, even if such Floating Rate Senior Secured Notes are cancelled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. The Floating Rate Senior Secured Notes shall be payable as to principal, premium and interest at the office or agency of Ryerson maintained for such purpose within or without the City and State of New York, or, at the option of Ryerson, payment of interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds shall be required with respect to principal of, premium, if any, and interest on, all Global Notes and all other Floating Rate Senior Secured Notes the Holders of which shall have provided written wire transfer instructions to Ryerson and the Paying Agent. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

Any payments of principal of and interest on this Floating Rate Senior Secured Note prior to Stated Maturity shall be binding upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof, whether or not noted hereon. The amount due and payable at the maturity of this Note shall be payable only upon presentation and surrender of this Note at an office of the Trustee or the Trustee’s agent appointed for such purposes.

(3) Paying Agent and Registrar. Initially, Wells Fargo Bank National Association, the Trustee under the Indenture, shall act as Paying Agent and Registrar. Ryerson may change any Paying Agent or Registrar without notice to any Holder. Ryerson or any of its Restricted Subsidiaries may act in any such capacity.

(4) Indenture. Rhombus issued the Floating Rate Senior Secured Notes under an Indenture, dated as of October 19, 2007 (the “Indenture”), among Rhombus, Ryerson, the Guarantors and the Trustee. The terms of the Floating Rate Senior Secured

Notes include those stated in the Indenture and those made a part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code §§ 77aaa-77bbbb) (the “TIA”). To the extent the provisions of this Floating Rate Senior Secured Note are inconsistent with the provisions of the Indenture, the Indenture shall govern. The Floating Rate Senior Secured Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms. The Floating Rate Senior Secured Notes issued on the Issue Date are senior Obligations of Ryerson limited to $150,000,000 in aggregate principal amount, plus amounts, if any, sufficient to pay premium and interest on outstanding Floating Rate Senior Secured Notes as set forth in Paragraph 2 hereof. The Indenture permits the issuance of Additional Notes subject to compliance with certain conditions.

The payment of principal and interest on the Floating Rate Senior Secured Notes is unconditionally guaranteed on a senior basis by the Guarantors.

(5) Optional Redemption.

(a) The Floating Rate Senior Secured Notes may be redeemed, in whole or in part, at any time prior to November 1, 2009, at the option of the Company upon not less than 30 nor more than 60 days’ prior notice sent electronically or mailed by first-class mail to each Holder’s registered address, at a Redemption Price equal to 100% of the principal amount of the Floating Rate Senior Secured Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

(b) The Floating Rate Senior Secured Notes are subject to redemption, at the option of the Company, in whole or in part, at any time on or after November 1, 2009, upon not less than 30 nor more than 60 days’ notice at the following Redemption Prices (expressed as percentages of the principal amount to be redeemed) set forth below, plus accrued and unpaid interest, if any, to, but not including, the redemption date (subject to the right of Holders of record on the relevant regular record date to receive interest due on an interest payment date that is on or prior to the redemption date), if redeemed during the 12-month period beginning November 1 of the years indicated:

Year	Percentage
2009	106.000%
2010	303.000%
2011 and thereafter	100.000%

(c) In addition to the optional redemption of the Floating Rate Senior Secured Notes in accordance with the provisions of the preceding paragraph, prior to November 1, 2010, the Company may, with the net proceeds of one or more Qualified Equity Offerings, redeem up to 35% of the aggregate principal amount of the outstanding Floating Rate Senior Secured Notes (including Additional Notes that are Floating Rate Senior Secured Notes) at a Redemption Price equal to 100.00% of the principal amount of thereof, plus a premium equal to the interest rate in effect on the Notes on the date for which notice of redemption is given, together with accrued and unpaid interest thereon, if any, to the date of redemption; provided that at least 65% of the principal amount of the Floating Rate Senior Secured Notes then outstanding (including Additional

Notes that are Floating Rate Senior Secured Notes remains outstanding immediately after the occurrence of any such redemption (excluding Floating Rate Senior Secured Notes held by the Company or its Subsidiaries) and that any such redemption occurs within 90 days following the closing of any such Qualified Equity Offering.

(6) Mandatory Redemption. Except as set forth under Sections 3.9, 4.10 and 4.14 of the Indenture, the Company shall not be required to make mandatory redemption or sinking fund payments with respect to the Floating Rate Senior Secured Notes.

(7) Repurchase at Option of Holder.

(a) Upon the occurrence of a Change of Control, each Holder will have the right to require Ryerson to repurchase all or any part (equal to $2,000 and any integral multiple of $1,000 in excess thereof) of such Holder’s Floating Rate Senior Secured Notes pursuant to the offer described below (the “Change of Control Offer”) at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest thereon to the date of purchase. Within 30 days following any Change of Control, Ryerson will deliver a notice to each Holder describing the transaction or transactions that constitute the Change of Control setting forth the procedures governing the Change of Control Offer required by the Indenture.

(b) Upon the occurrence of certain Asset Sales, the Company may be required to offer to purchase Floating Rate Senior Secured Notes.

(c) Holders of the Floating Rate Senior Secured Notes that are the subject of an Offer to Purchase will receive notice of an offer to Purchase pursuant to an Asset Sale or a Change of Control from Ryerson prior to any related Purchase Date and may elect to have such Floating Rate Senior Secured Notes purchased by completing the form titled “Option of Holder to Elect Purchase” appearing below.

(8) Notice of Redemption. Notice of redemption shall be sent electronically or mailed at least 30 days but not more than 60 days before the redemption date to each Holder whose Floating Rate Senior Secured Notes are to be redeemed at its registered address. Floating Rate Senior Secured Notes in denominations larger than $2,000 may be redeemed in part but only in a minimum amount of $2,000 principal amount (and integral multiples of $1,000 in excess thereof), unless all of the Floating Rate Senior Secured Notes held by a Holder are to be redeemed. On and after the redemption date, interest ceases to accrue on the Floating Rate Senior Secured Notes or portions hereof called for redemption.

(9) Denominations, Transfer, Exchange. The Floating Rate Senior Secured Notes are in registered form without coupons in initial denominations of $2,000 and any integral multiple of $1,000 in excess thereof. The transfer of the Floating Rate Senior Secured Notes may be registered and the Floating Rate Senior Secured Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and Ryerson may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. Ryerson need not exchange or register the transfer of any Floating Rate Senior Secured Note or portion of a Floating Rate Senior Secured Note selected for redemption, except for the unredeemed portion of any Floating Rate Senior

Secured Note being redeemed in part. Also, it need not exchange or register the transfer of any Floating Rate Senior Secured Notes for a period of 15 days before a selection of Floating Rate Senior Secured Notes to be redeemed or during the period between a record date and the corresponding Interest Payment Date.

(10) Persons Deemed Owners. The registered holder of a Floating Rate Senior Secured Note may be treated as its owner for all purposes.

(11) Amendment, Supplement and Waiver. Subject to the following paragraphs, the indenture and the Notes may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes, including, without limitation, consents obtained in connection with a purchase of or, tender offer or exchange offer for Notes, and any existing Default or Event of Default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes, including consents obtained in connection with a tender offer or exchange offer for Notes.

Without the consent of any Holders, Ryerson, the Guarantors and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental to the Indenture for any of the following purposes:

(1) to evidence the succession of another Person to the Company and the assumption by any such successor of the covenants of the Company in the Indenture, the Guarantees, the Security Documents and in the Notes;

(2) to add to the covenants of the Company for the benefit of the Holders, or to surrender any right or power herein conferred upon Ryerson;

(3) to add additional Events of Default;

(4) to provide for uncertificated Notes in addition to or in place of the certificated Notes;

(5) to evidence and provide for the acceptance of appointment under the Indenture by a successor Trustee or Collateral Agent;

(6) to provide for or confirm the issuance of Additional Notes in accordance with the terms of the Indenture;

(7) to add to the Collateral Securing the Notes, to add a Guarantor or to release a Guarantor in accordance with the Indenture;

(8) to cure any ambiguity, defect, omission, mistake or inconsistency;

(9) to make any other provisions with respect to matters or questions arising under the Indenture, provided that such actions pursuant to this clause shall not adversely affect the interests of the Holders in any material respect, as determined in good faith by the Board of Directors of the Company;

(10) to conform the text of the Indenture or the Notes to any provision of the “Description of Notes” in the Offering Memorandum to the extent that the Trustee has received an Officers’ Certificate stating that such text constitutes an unintended conflict with the description of the corresponding provision in the “Description of Notes”;

(11) to mortgage, pledge, hypothecate or grant any other Lien in favor of the Collateral Agent for the benefit of the Trustee on behalf of the Holders of the Notes, as additional security for the payment and performance of all or any portion of the Obligations under the Indenture and the Notes, in any property or assets, including any which are required to be mortgaged, pledged or hypothecated, or in which a Lien is required to be granted to or for the benefit of the Trustee or the Collateral Agent pursuant to the In denture, any of the Security Documents or otherwise;

(12) to release Collateral from the Lien of the Indenture and the Security Documents when permitted or required by the Security Documents, the Intercreditor Agreement or the Indenture; or

(13) to secure any Additional Secured Obligations under the Security Documents.

With the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Notes, Ryerson, the Guarantors and the Trustee may enter into an indenture or indentures supplemental to the Indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or the Notes or of modifying in any manner the rights of the Holders under the Indenture, including the definitions therein; provided, however, that no such supplemental indenture shall, without the consent of the Holder of each outstanding Note affected thereby:

(1) change the Stated Maturity of any Note or of any installment of interest on any Note, or reduce the amount payable in respect of the principal thereof or the rate of interest thereon or any premium payable thereon, or reduce the amount that would be due and payable on acceleration of the maturity thereof, or change the place of payment where, or the coin or currency in which, any Note or any premium or interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof, or change the date on which any Notes may be subject to redemption or reduce the Redemption Price therefor,

(2) reduce the percentage in aggregate principal amount of the outstanding Notes, the consent of whose Holders is required for any such supplemental indenture, or the consent of whose Holders is required for any waiver (of compliance with certain provisions of the Indenture or certain defaults thereunder and their consequences) provided for in the Indenture,

(3) modify the obligations of the Company to make Offers to Purchase upon a Change of Control or from the Excess Proceeds of Asset Sales if such modification was done after the occurrence of such Change of Control or such Asset Sale,

(4) subordinate, in right of payment, the Notes to any other Debt of the Company,

(5) modify any of the provisions of this paragraph or provisions relating to waiver of defaults or certain covenants, except to increase any such percentage required for such actions or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each outstanding Note affected thereby, or

(6) release any Guarantees required to be maintained under the Indenture (other than in accordance with the terms of the Indenture).

In addition, any amendment to, or waiver of, the provisions of the Indenture or any Security Document that has the effect of releasing all or substantially all of the Collateral from the Liens securing the Notes or otherwise modify the Intercreditor Agreement in any manner adverse to the Holders of the Notes will require the consent of the Holders of at least 66-2/3% in aggregate principal amount of the Notes then outstanding.

The Holders of not less than a majority in aggregate principal amount of the outstanding Notes may on behalf of the Holders of all the Notes waive any past default under the Indenture and its consequences, except a default:

(1) in any payment in respect of the principal of (or premium, if any) or interest on any Notes (including any Note which is required to have been purchased pursuant to an Offer to Purchase which has been made by the Issuer), or

(2) in respect of a covenant or provision hereof which under the Indenture cannot be modified or amended without the consent of the Holder of each outstanding Note affected.

(12) Defaults and Remedies. Events of Default include:

(1) default in the payment in respect of the principal of (or premium, if any, on) any Note at its maturity (whether at Stated Maturity or upon repurchase, acceleration, optional redemption or otherwise);

(2) default in the payment of any interest upon any Note when it becomes due and payable, and continuance of such default for a period of 30 days;

(3) failure to perform or comply with the Indenture provisions described under Section 5.1 thereof;

(4) except as permitted by the Indenture, any Note Guarantee of any Significant Subsidiary (or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary) shall for any reason cease to be or it shall be asserted by any Guarantor or the Company not to be, in full force and effect and enforceable in accordance with its terms;

(5) default in the performance, or breach, of any covenant or agreement of the Company or any Guarantor in the Indenture (other than a covenant or agreement a default in whose performance or whose breach is specifically dealt with in clause (1), (2) (3) or (4) above), and continuance of such default or breach for a period of 30 days after written notice thereof has been given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the outstanding Notes;

(6) a default or defaults under any bonds, debentures, notes or other evidences of Debt (other than the Notes) by the Company or any Restricted Subsidiary having, individually or in the aggregate, a principal or similar amount outstanding of at least $10.0 million, whether such Debt now exists or shall hereafter be created, which default or defaults shall have resulted in the acceleration of the maturity of such Debt prior to its express maturity or shall constitute a failure to pay at least $10.0 million of such Debt when due and payable after the expiration of any applicable grace period with respect thereto;

(7) the entry against the Company or any Restricted Subsidiary that is a Significant Subsidiary of a final judgment or final judgments for the payment of money in an aggregate amount in excess of $10.0 million, by a court or courts of competent jurisdiction, which judgments remain undischarged, unwaived, unstayed, unbonded or unsatisfied for a period of 60 consecutive days;

(8) (i) the Company, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary, pursuant to or within the meaning of any Bankruptcy Law:

(a) commences a voluntary case,

(b) consents to the entry of an order for relief against it in an involuntary case,

(c) consents to the appointment of a Custodian of it or for all or substantially all of its property,

(d) makes a general assignment for the benefit of its creditors, or

(e) generally is not paying its debts as they become due;

or (ii) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(a) is for relief against the Company or any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, in an involuntary case;

(b) appoints a Custodian of the Company or any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary or for all or substantially all of the property of the Company or any of its Restricted Subsidiaries; or

(c) orders the liquidation of the Company or any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary and the order or decree remains unstayed and in effect for 60 consecutive days; or

(9) unless all of the Note Collateral has been released from the Note Liens in accordance with the provisions of the Security Documents, default by the Company or any Subsidiary in the performance of the Security Documents which adversely affects the enforceability, validity, perfection or priority of the Note Liens on a material portion of the Note Collateral granted to the Collateral Agent for the benefit of the Trustee and the Holders of the Notes, the repudiation or disaffirmation by the Company or any Subsidiary of its material obligations under the Security Documents or the determination in a judicial proceeding that the Security Documents are unenforceable or invalid against the Company or any Subsidiary party thereto for any reason with respect to a material portion of the Note Collateral (which default, repudiation, disaffirmation or determination is not rescinded, stayed, or waived by the Persons having such authority pursuant to the Security Documents) or otherwise cured within 60 days after the Company receives written notice thereof specifying such occurrence from the Trustee or the Holders of at least 66-2/3% of the outstanding principal amount of the Obligations and demanding that such default be remedied.

If an Event of Default (other than an Event of Default specified in clause (8) above with respect to the Company) occurs and is continuing, then and in every such case the Trustee or the Holders of not less than 25% in aggregate principal amount of the outstanding Notes may declare the principal of the Notes and any accrued interest on the Notes to be due and payable immediately by a notice in writing to the Company (and to the Trustee if given by Holders); provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of the outstanding Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal of or interest on the Notes, have been cured or waived as provided in the Indenture.

In the event of a declaration of acceleration of the Notes solely because an Event of Default described in clause (6) above has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically rescinded and annulled if the event of default or payment default triggering such Event of Default pursuant to clause (6) shall be remedied or cured by the Company or a Restricted Subsidiary of the Company or waived by the holders of the relevant Debt within 20 Business Days after the declaration of acceleration with respect thereto and if the rescission and annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction obtained by the Trustee for the payment of amounts due on the Notes.

If an Event of Default specified in clause (8) above occurs with respect to the Company, the principal of and any accrued interest on the Notes then outstanding shall ipso facto become immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. The Trustee may withhold from Holders notice of any Default (except Default in payment of principal of, premium, if any, and interest) if the Trustee determines that withholding notice is in the interest of the Holders to do so.

(13) Trustee Dealings with Ryerson. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for Ryerson, the Guarantors or their respective Affiliates, and may otherwise deal with Ryerson, the Guarantors or their respective Affiliates, as if it were not the Trustee.

(14) No Recourse Against Others. No director, officer, employee, stockholder, general or limited partner or incorporator, past, present or future, of the Company, Ryerson, the Guarantors or any of their respective Subsidiaries, as such or in such capacity, shall have any personal liability for any obligations of the Issuer under the Floating Rate Senior Secured Notes, any Guarantee or the Indenture by reason of his, her or its status, as such director, officer, employee, stockholder, general or limited partner or incorporator.

(15) Authentication. This Floating Rate Senior Secured Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

(16) Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(17) CUSIP, ISIN Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer have caused CUSIP numbers to be printed on the Floating Rate Senior Secured Notes and the Trustee may use CUSIP, ISIN or other similar numbers in notices of redemption as a convenience to the Holders. No representation is made as to the accuracy of such numbers either as printed on the Floating Rate Senior Secured Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

Ryerson shall furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

Ryerson Inc.

2621 West 15th Place

Chicago, Illinois 60608

Facsimile: (773)788-4219

Attention: Counsel

ASSIGNMENT FORM

To assign this Floating Rate Senior Secured Note, fill in the form below: (I) or (we) assign and transfer this Floating Rate Senior Secured Note to

________________________

(Insert assignee’s soc. sec. or tax I.D. no.)

________________________

________________________

________________________

(Print or type assignee’s name, address and zip code)

and irrevocably appoint ____________________________________________________________________

to transfer this Floating Rate Senior Secured Note on the books of Rhombus. The agent may substitute another to act for him.

Date: _________

Your Signature:
(Sign exactly as your name appears on the face of this Floating Rate Senior Secured Note)

Signature guarantee:

(Signature must be guaranteed by a participant in a recognized signature guarantee medallion program)

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Floating Rate Senior Secured Note purchased by Ryerson pursuant to Section 4.7 (Restricted Payments), 4.10 (Asset Sale), 4.14 (Change of Control) or 4.16 (Event of Loss) of the Indenture, check the box below:

☐  Section 4.7             ☐  Section 4.10            ☐  Section 4.14             ☐  Section 4.16

If you want to elect to have only part of the Floating Rate Senior Secured Note purchased by Ryerson pursuant to Section 4.7, 4.10, 4.14 or 4.16 of the Indenture, state the amount you elect to have purchased: $

Date: ______________	Your Signature: _________________________
(Sign exactly as your name appears on the Floating Rate Senior Secured Note) Tax Identification No.:

Signature guarantee: _____________________

(Signature must be guaranteed by a participant in a recognized signature guarantee medallion program)

SCHEDULE OF EXCHANGES OF FLOATING RATE SENIOR SECURED NOTES

The following exchanges of a part of this Global Note for other Floating Rate Senior Secured Notes have been made:

Date of Exchange	Amount of Decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note Following Such Decrease (or Increase)	Signature of Authorized Officer of Trustee or Floating Rate Senior Secured Note Custodian

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